Exhibit 99.1

Final: For Release	Company Contact:
Ronald Ristau
Chief Operating Officer
Chief Financial Officer
(212) 884-2000

Investor/Media Contact:
Integrated Corporate Relations
(203) 682-8200
Investor: Allison Malkin
Media: Megan McDonnell

NEW YORK & COMPANY, INC. REPORTS OCTOBER SALES RESULTS

Total Sales Rise 14.2%

Comparable Store Sales Increase 4.7%

Reaffirms Third Quarter Guidance at the High End of its Estimate Range

New York, New York – November 3, 2005 - New York & Company, Inc. [NYSE:NWY], a specialty apparel chain with 523 stores, announced today that total net sales for the four-week period ended October 29, 2005 increased 14.2% to $76.6 million, compared to $67.1 million in the prior year period.  Comparable store sales increased 4.7% for the four-week period, compared to a comparable store sales increase of 4.1% in the prior year period.

Total net sales for the thirteen week period ended October 29, 2005 increased 5.0% to $254.4 million, as compared to $242.3 million in the prior year period.  Comparable store sales decreased 3.1% for the thirteen week period, compared to a comparable store sales increase of 7.0% in the prior year period.

Total net sales for the thirty-nine week period ended October 29, 2005 increased 5.7% to $778.9 million, as compared to $737.2 million in the prior year period.  Comparable store sales increased 0.5% for the thirty-nine week period, compared to a comparable store sales increase of 11.7% in the prior year period.

Richard Crystal, New York & Company’s Chairman, President and CEO stated: “We are  pleased with our October sales increase, which was driven primarily by strong selling of holiday merchandise.  We believe our inventory is well positioned as we enter the fourth quarter and this, combined with our upcoming advertising campaign featuring Eva Longoria, has us poised to capitalize on business this coming holiday season.”

The Company opened eight new stores in October, ending the month with 523 locations and 3.306 million selling square feet in operation.

2005 Guidance

The Company also noted that it believes it will achieve the high end of its third quarter earnings guidance  previously estimated at $0.02 to $0.05 per diluted share and continues to estimate its full year fiscal 2005 earnings at $0.90 to $1.00 per diluted share.  This guidance was provided on October 6, 2005 in conjunction with the Company’s September sales release and is available on the Company’s website at www.nyandcompany.com.  The Company plans to issue full results for its third quarter of fiscal 2005 on November 17, 2005.

Conference Call Information

To listen to New York & Company’s prerecorded October sales message beginning today, Thursday, November 3, 2005 at 8:30 am ET, please dial (877) 519-4471 followed by the conference identification number #5457335.

Forward-Looking Statements: This press release contains certain forward-looking statements.  Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies.  Such statements are subject to various risks and uncertainties that could cause actual results to differ materially.  These include, but are not limited to:  (i) our ability to open and operate new stores successfully; (ii) seasonal fluctuations in our business; (iii) our ability to anticipate and respond to fashion trends and launch new product lines successfully; (iv) general economic conditions, consumer confidence and spending patterns; (v) our dependence on mall traffic for our sales; (vi) the susceptibility of our business to extreme and/or unseasonable weather conditions; (vii) our ability to retain and recruit key personnel; (viii) our reliance on third parties to manage some aspects of our business; (ix) changes in the cost of raw materials, distribution services or labor; (x) our reliance on foreign sources of production; (xi) the potential impact of natural disasters and health concerns relating to outbreaks of widespread diseases, particularly on manufacturing operations of our vendors; (xii) the ability of our manufacturers to manufacture and deliver products in a timely manner while meeting our quality standards; (xiii) our ability to successfully integrate the newly acquired Jasmine Company, Inc. business into our existing business; (xiv) our reliance on manufacturers to maintain ethical business practices; (xv) our ability to protect our trademarks and other intellectual property rights; (xvi) our dependence on the success of our brand; (xvii) competition in our market, including promotional and pricing competition; (xviii) our reliance on the effective use of customer information; (xix) the effects of government regulation; (xx) the control of our company by our sponsors; and (xxi) other risks and uncertainties as described in our documents filed with the SEC, including our Annual Report on Form 10-K.  We undertake no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

About New York & Company

New York & Company, Inc., founded in 1918, is a leading specialty retailer of fashion-oriented, moderately-priced women’s apparel. The Company’s proprietary branded New York & Company ™ merchandise is sold exclusively through its national network of retail stores. As of October 29, 2005, the Company operated 523 retail stores in 45 states. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.